UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported)	June 18, 2007

NexMed, Inc.
(Exact name of registrant as specified in its charter)

Nevada	0-22245	87-0449967
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

89 Twin Rivers Drive, East Windsor, New Jersey		08520
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code (609) 371-8123

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13a-4(c))

ITEM 5.02	DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

The Board of Directors of NexMed, Inc. (the “Company”) has appointed Vivian H. Liu to serve as its Chief Executive Officer, effective on June 18, 2007. Ms. Liu replaces Richard J. Berman, who served as the Company’s Chief Executive Officer on an interim basis since January 12, 2006. Mr. Berman has been a director of the Company since 2002 and has been appointed by the Board to serve as its non-executive Chairman. Ms. Liu will serve as Chief Executive Officer until her resignation or the appointment of her replacement. In addition, Ms. Liu was elected to the Company’s Board of Directors at the 2007 Annual Meeting of Stockholders for a three-year term.

Ms. Liu, age 45, was the Company’s Executive Vice President and Chief Operating Officer since January 2006, and its Secretary since 1995. Ms. Liu served as the Company's Vice President of Corporate Affairs from September 1995 until December 2005, Acting Chief Executive Officer from December 2005 until January 2006, Chief Financial Officer from January 2004 until December 2005, Acting Chief Financial Officer from 1999 to January 2004 and Treasurer from September 1995 through December 2005. In 1994, while the Company was in a transition period, Ms. Liu served as Chief Executive Officer. Before joining the Company, Ms. Liu was a Senior Commercial Attaché at the Delegation of Quebec in Los Angeles. Ms. Liu received her MPA in International Finance from the University of Southern California and her BA from the University of California, Berkeley.

The Company has not entered into any plan, contract, or arrangement with Ms. Liu in connection with this appointment, and the Company has not materially amended Ms. Liu’s existing employment agreement with the Company in connection with this appointment. Also, there are no related person transactions between the Company and Ms. Liu.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS

(c)	Exhibits:

99.1 Press Release issued by NexMed, Inc., dated June 20, 2007

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEXMED, INC. By: /s/ Mark Westgate Name: Mark Westgate Title: Vice President and Chief Financial Officer

Date: June 21, 2007